                                                                  EXHIBIT 11.1


                             LEVEL 8 SYSTEMS, INC.
             STATEMENT REGARDING THE COMPUTATION OF EARNINGS PER SHARE
                       (in thousands, except per share amount)

                                                                            For the years ended
                                                                                December 31,
                                                                        1998        1997        1996
                                                                     ---------    --------    --------
Net income (loss) (numerator)
    Continuing operations                                             (23,688)       1,036       (845)
    Discontinued operations                                            (1,368)          53     (1,524)
                                                                     ---------     -------    --------

                                                                     $(25,056)     $ 1,089    $(2,369)
                                                                     ---------     -------    --------
                                                                     ---------     -------    --------

Net income (loss) per common shares - basic
    Weighted average shares outstanding (denominator)                   7,552        6,992       6,076

Per share amount
    Continuing operations                                            $  (3.14)     $  0.15     $ (0.14)
    Discontinued operations                                          $  (0.18)     $  0.01     $ (0.25)
                                                                     ---------     -------    --------

Total                                                                $  (3.32)     $  0.16     $ (0.39)
                                                                     ---------     -------    --------
                                                                     ---------     -------    --------

Net income (loss) per common share - assuming dilution
    Weighted average shares outstanding - basic                         7,552        6,992       6,076
    Option and warrants                                                     -          569           -
                                                                     ---------     -------    --------

        Total assuming dilution (denominator)                           7,552        7,561       6,076

Per share amount
    Continuing operations                                             $ (3.14)     $  0.13     $ (0.14)
    Discontinued operations                                           $ (0.18)     $  0.01     $ (0.25)
                                                                     ---------     -------    --------

Total                                                                 $ (3.32)     $  0.14     $ (0.39)
                                                                     ---------     -------    --------
                                                                     ---------     -------    --------

    Options and warrants to purchase shares of common stock outstanding and not included in the computation of per share amounts assuming the dilution due to the following:

                                                                            For the year ended
                                                                                December 31,
                                                                        1998        1997        1996
                                                                     ---------    --------    --------
Anti-dilutive shares due to loss                                         2,612           -       1,039